Exhibit 10.14

MONOLITHIC POWER SYSTEMS, INC. HAS REQUESTED THAT PORTIONS OF THIS DOCUMENT BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 OF REGULATION C PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. ACCORDINGLY, CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. OMITTED INFORMATION HAS BEEN REPLACED BY “[*]”.

PATENT LICENSE AGREEMENT

THIS PATENT LICENSE AGREEMENT (hereinafter referred to as “AGREEMENT”), effective as of May 1, 2004 (hereinafter referred to as “EFFECTIVE DATE”) is made and entered into by and between Monolithic Power Systems, Inc., a California corporation (hereinafter referred to as “MPS”), having its principal office No. 983 University Ave., Building D, Los Gatos, CA 95032, U.S.A., and Beyond Innovation Technology Co., Ltd., a corporation of the Republic of China, having its principal office at 5F, No. 136, Sec. 3, Nanjing E. Road, Taipei, Taiwan, R.O.C. (hereinafter referred to as “BiTEK”).

WITNESSETH

WHEREAS, MPS owns patents in certain countries of the world with respect to LICENSED PRODUCTS (defined below);

WHEREAS, BiTEK also owns patents in relation to LICENSED PRODUCTS,

WHEREAS, in order to minimize and remove future patent disputes between parties, the parties hence desire to enter into this AGREEMENT under which MPS is willing to grant license to BiTEK and BiTEK is willing to accept license from MPS.

NOW THEREFORE, in consideration of the mutual covenants and premises contained herein, the parties hereto agree as follows:

Section 1. DEFINITIONS

1.1	“AUTHORIZED COMPANY” shall mean a company authorized by BiTEK to have made and sell LICENSED PRODUCTS by using patents, know-how and designs granted by BiTEK, and that has been approved for sublicense by MPS in accordance with Section 2.2 and sublicensed by LICENSEE in accordance with Section 2.3.

1.2	“LICENSED PRODUCTS” shall mean LICENSEE’s LCD CCFL Back Light Controller products (hereinafter referred to as “CCFL Driver”) listed in Exhibit A attached hereto and conforming to the corresponding data sheets included in Exhibit A attached hereto, as such products exist on the EFFECTIVE DATE, without modification.

1.3	“LICENSED PATENTS” shall mean the patents listed in Exhibit B attached hereto.

1.4	“LICENSEE” shall mean BiTEK.

1.5	“AFFILIATES” shall mean any corporation, company or other entity that controls or is controlled by LICENSEE. For the purposes of this definition, the term “control” means the ownership or beneficial ownership of more than fifty percent (50%) of the voting stock or other similar interests of, a corporation or other business organization with voting shares, or a greater than fifty percent (50%) interest in the net assets or profits of a partnership or other business organization without voting shares.

1.6	“LICENSED AFFILIATE” means an AFFILIATE that has been approved for sublicense by MPS in accordance with Section 2.2 and sublicensed by LICENSEE in accordance with Section 2.3.

Section 2. GRANTS OF LICENSES

2.1	In consideration of the license fee payments the LICENSEE made in accordance with Section 3 hereunder, MPS hereby agrees to grant LICENSEE a non-exclusive, non-assignable, non-transferable, indivisible, world-wide and royalty bearing license under the LICENSED PATENTS to make, have made, use, lease, sell, offer to sell, import or otherwise dispose of units of the LICENSED PRODUCTS for which royalties have been paid pursuant to Sections 3 and 4 of the AGREEMENT, sold directly or through the AUTHORIZED COMPANIES, and provided that such LICENSED PRODUCTS are branded, marketed and sold solely under LICENSEE’s or an AUTHORIZED COMPANY’s name or trademarks. The AUTHORIZED COMPANIES shall only be authorized to sell LICENSED PRODUCTS that are branded, marketed and sold solely under LICENSEE’s or such AUTHORIZED COMPANY’s name or trademarks.

2.2	The LICENSEE may sublicense its license granted in Section 2.1 under the LICENSED PATENTS to its LICENSED AFFILIATES or the AUTHORIZED COMPANIES which are listed in Exhibit D attached hereto or to other LICENSED AFFILIATES or AUTHORIZED COMPANIES later approved by MPS. Such sublicense under the LICENSED PATENTS and the corresponding sublicense agreement shall be approved in writing in advance by MPS, and provided that such sublicenses are solely for the purposes of having manufacturing LICENSED PRODUCTS or selling LICENSED PRODUCTS on behalf of LICENSEE, and provided that such LICENSED PRODUCTS are branded, marketed and sold solely under LICENSEE’s or such AUTHORIZED COMPANY’s name or trademarks.

2.3	After MPS has approved a sublicense pursuant to Section 2.2, the LICENSEE shall sign and execute sublicense agreements with its AFFILIATES or the AUTHORIZED COMPANY with terms and conditions no less stringent than this AGREEMENT.

2.4	Upon the execution of this AGREEMENT, provided that LICENSEE pays royalty according to Section 3 and Section 4 for at least two years or this Agreement is early terminated by MPS with no fault of LICENSEE, MPS agrees to waive its right to bring any lawsuit related to the LICENSED PRODUCTS against the LICENSEE, its LICENSED AFFILIATES and/or the AUTHORIZED COMPANIES alleging that the LICENSED PRODUCTS manufactured and/or sold by LICENSEE, its LICENSED AFFILIATES and/or the AUTHORIZED COMPANIES prior to the EFFECTIVE DATE or during the term of this AGREEMENT (for which royalties have been paid) are infringing any of the LICENSED PATENTS and waive its right to collect royalty fees under the LICENSED PATENTS for the LICENSED PRODUCTS manufactured before the EFFECTIVE DATE of this AGREEMENT.

2.5	Except as expressly set forth herein, no license or right is granted to the LICENSEE, its AFFILIATES or the AUTHORIZED COMPANIES, hereunder, whether by implication, estoppel or otherwise. In no event shall such licenses be interpreted to cover any modifications of the LICENSED PRODUCTS.

Section 3. ROYALTY FEE

3.1	In consideration of the license granted in Section 2, LICENSEE agrees to pay, pursuant to Exhibit C from the EFFECTIVE DATE, a running royalty on each LICENSED PRODUCT, which is Sold, by LICENSEE, its AFFILIATES or the AUTHORIZED COMPANIES.

3.2	Licensed Products shall be considered “Sold” when invoiced or, if not invoiced, when billed out or, if not billed out, when delivered, shipped, otherwise disposed of, used or set aside for subsequent use by LICENSEE or its AFFILIATES or an AUTHORIZED COMPANY.

3.3	All payments made under this Agreement are non-refundable.

Section 4. PAYMENTS, REPORTS, RECORDS AND TAX

4.1	The running royalty set forth in Section 3 above shall be computed and paid to MPS by LICENSEE for each calendar quarter. The royalty fee shall be paid half in advance before beginning month of each calendar quarter, i.e. January, April, July, & October, based on LICENSEE’s provided quarterly forecast. The balance amount will be paid within 30 days of each calendar quarter ending on March 31st, June 30th, September 30th and December 31st with LICENSEE’s provided royalty report by actual shipping results.

4.2	Within 30 days following the end of each quarter ending on March 31st, June 30th, September 30th and December 31st of each year (“Reporting Date”) during the term of the AGREEMENT LICENSEE shall submit to MPS a written royalty report in suitable form prepared by Chief Financial Officer of LICENSEE, in which shall include (i) the quantity of the LICENSED PRODUCTS sold by the LICENSEE, its AFFILIATES and the AUTHORIZED COMPANIES to third party other than the LICENSEE, its AFFILIATES or other LICENSEE’s AUTHORIZED COMPANIES (ii) a computation of the royalties due under this AGREEMENT and (iii) the amount of tax withheld by LICENSEE in accordance with the laws Republic of China (“R.O.C.”). If any LICENSED PRODUCTS sold in preceding quarters have been returned by LICENSEE’s customers and LICENSEE refund the payment to the customers, the royalty fee for such returned products shall be deducted from the amount of the royalty fee payable to MPS of the current quarter provided LICENSEE has proved the return and refund.

4.3	The first royalty report and payment after the execution of the AGREEMENT shall cover the all LICENSED PRODUCTS sold by LICENSEE, its AFFILIATES and its AUTHORIZED COMPANIES from EFFECTIVE DATE to the first Reporting Date after this AGREEMENT is executed.

4.4	All taxes, duties and other governmental or administrative charges and levies of any kind whatever (except taxes based upon the net income of MPS) resulting from or otherwise arising out of any license granted hereunder or out of this Agreement, including but not limited to property, sales, use, value-added, withholding or other taxes which may be payable or collectible at the date hereof or in the future by MPS as a result of this Agreement shall be the responsibility of the LICENSEE.

If the LICENSEE is required by law to withhold any taxes, duties or other charges, levies or amounts, then (i) the LICENSEE will promptly so notify MPS, and (ii) the LICENSEE shall pay as additional fees such additional amounts as shall result in MPS receiving, net of any taxes, duties and withholdings, the amounts it would have otherwise received, pursuant to this Agreement or pursuant to an invoice from MPS, as applicable, if no such tax, duty or other charge, levy or amount had been imposed or has been required to be withheld.

4.5	If LICENSEE fails to make any payment stipulated in this AGREEMENT within the time specified herein, LICENSEE shall pay an interest of five percent (5%) per year on the unpaid balance payable from the due date until the date the amount being fully paid.

4.6	Any payment from LICENSEE to MPS hereunder shall be made by means of telegraphic transfer remittance in U.S. Dollars to the following bank account of MPS, and notice of the payment shall be sent by LICENSEE to MPS’s address set forth in Article 10.9 of this AGREEMENT:

Bank: Cathay Bank

Beneficiary A/C Name: Monolithic Power Systems, Inc.

Account No.: [*] ABA No.: [*]

Swift Code: [*]

Address: 10480 S. DeAnza Blvd.

Cupertino, CA 95014

Section 5. ACCOUNTING AND AUDIT

In order to verify the royalty report submitted by LICENSEE, LICENSEE shall keep complete and accurate records, files, books for a period of three (3) years from the sales or disposition of the LICENSED PRODUCTS. MPS may inspect/audit the records, files and books kept by LICENSEE in accordance with this paragraph; nevertheless, such inspection/audit shall be limited to only the records, files, and books direct related to the sales and manufacture of the LICENSED PRODUCTS. MPS’s inspection/audit shall take place no more than once per calendar year and shall be conducted by a certified public auditor/accountant appointed by MPS during normal business hours. MPS shall give written notice to LICENSEE of such inspection at least 10 days prior to such inspection. Such inspection/audit shall be at MPS’s own expenses; nevertheless, in the event that any discrepancy or error exceeding five percent (5%) of the money actually due is established, the cost of the audit shall be borne by LICENSEE.

Section 6. TERM AND TERMINATION

6.1	The term of this AGREEMENT shall be two (2) years from the EFFECTIVE DATE unless earlier terminated by parties pursuant to the provisions set forth below. Parties agree to negotiate in good faith to renew or extend the term of this AGREEMENT before termination of the original term set forth herein.

6.2	This AGREEMENT may be terminated prior to expiration of term by prior written notice to the other party if the other party breaches any material terms of this AGREEMENT and fails to cure the breach within thirty (30) days after receipt of written notice from stating the nature of the breach from the non-breaching party. The non-breaching party may terminate this AGREEMENT forthwith by written notice to the breaching party.

6.3	MPS shall also have the right to terminate this AGREEMENT forthwith by giving written notice of termination to LICENSEE at any time, upon or after:

(a)	the filing by LICENSEE of a petition in bankruptcy or insolvency; or

(b)	any adjudication that LICENSEE is bankrupt or insolvent; or

(c)	the filing by LICENSEE of any legal action or document seeking reorganization, readjustment or arrangement of LICENSEE’s business under any law relating to bankruptcy or insolvency; or

(d)	the appointment of receiver for all or substantially all of the property of LICENSEE; or

(e)	the making by LICENSEE of any assignment for the benefit of creditors; or

(f)	the institution of, any proceedings for the liquidation or winding up of LICENSEE’s business or for the termination of its corporate charter; or

(g)	the assignment to third party of all or substantially all of the assets of LICENSEE.

6.4	In the event of the direct or indirect taking over of LICENSEE or an AUTHORIZED COMPANY by any superior authority or any third party, any change of control of LICENSEE or an AUTHORIZED COMPANY, or any merger, acquisition or other sale or transfer of all or substantially all of the business or assets of LICENSEE or an AUTHORIZED COMPANY, MPS shall have the right to terminate this Agreement at any time thereafter upon giving written notice thereof to LICENSEE.

6.5	If LICENSEE or any of its AFFILIATES, or an AUTHORIZED COMPANY, at any time, intentionally challenges or assists others to in writing challenge, the validity or enforceability of any of the LICENSED PATENTS or takes any action including but not limited to the filing of any patent invalidation action, any re-examination or opposition, or any action for declaratory relief, or assist others to invalidate the LICENSED PATENTS or any other action that may effect the LICENSED PATENTS, MPS may terminate this AGREEMENT upon written notice to LICENSEE, either in its entirety, or in part with respect to such LICENSED PATENT.

6.6	During the term of this Agreement, LICENSEE and its affiliates agree not to directly or indirectly assert any patent or sue or bring any action against MPS or MPS’s affiliates alleging infringement of any patent, patent right or equivalent rights anywhere in the world, or authorize or assist any other person to do the foregoing. If LICENSEE does assert, sue, bring an action or authorize or assist any person as described in the previous sentence, MPS may terminate this AGREEMENT upon written notice to LICENSEE.

6.7	MPS may, at its discretion and without cause, with six (6) months prior written notice, terminate this agreement; nevertheless, such termination right shall not be exercised by MPS within one (1) year after the EFFECTIVE DATE.

6.8	In the event that MPS gives termination notice to LICENSEE pursuant to Sections 6.2 to 6.5, this AGREEMENT will be terminated immediately upon LICENSEE’s receipt of such written termination notice from MPS.

6.9	LICENSEE shall pay the royalty fee accrued on or before the termination or expiration of AGREEMENT within thirty (30) days from the date of the termination or the expiration. If the AGREEMENT expires naturally at the end of the 2 year term or the AGREEMENT has been terminated in accordance with the Section 6.7, then only within six (6) months after the expiration of this AGREEMENT, the LICENSEE has right to sell the LICENSED PRODUCTS remain in stock by paying MPS royalty fee calculated in accordance with Exhibit C, provided the LICENSEE report to MPS the amount of the LICENSED PRODUCTS remain in stock within thirty (30) days from the date of the expiration.

Section 7. CONFIDENTIALITY

7.1	Confidential Information. MPS and LICENSEE agree to maintain in strict confidence and not use for purposes other than contemplating or implementing this AGREEMENT, any confidential or proprietary information identified by appropriate written legend, or if verbally disclosed, such information must be summarized in writing 30 days following such disclosure (hereinafter referred to as “Confidential Information”) received from the disclosing party prior to the Effective Date or during the term of this Agreement. The Confidential Information shall include but not limited to, all documentations, samples, designs, specifications, engineering details received by the other Party or its employees during the term of this AGREEMENT.

7.2	Duty Not to Disclose; Restrictions on Use. The receiving party of the Confidential Information (hereinafter referred to as “Receiving Party”) will not disclose the Information to any third party without the express written authorization of the party disclosing the Confidential Information (hereinafter referred to as “Disclosing Party”), and shall make the Confidential Information available only to those of its employees who have a need to know such Information to perform the obligations of this Agreement. The Receiving Party shall only use the Confidential Information for the purposes expressly authorized in this AGREEMENT. The Receiving Party will use its best efforts to protect the secrecy of the Confidential Information, and the standard of care to be exercised shall not be less than that used by the receiving party to protect its own confidential Information of similar type and nature. All Confidential Information and copies thereof shall be promptly destroyed or returned to the Disclosing Party after termination or expiration of this AGREEMENT upon request.

7.3	Exceptions.

(a)	Notwithstanding the foregoing, the obligations of this Section 7 shall not apply to Confidential Information to the extent it can be documented that such Confidential Information:

(i)	is in the public domain other than through the fault of the Receiving Party;

(ii)	was in the possession of the Receiving Party without confidentiality obligation prior to first receiving it from the Disclosing Party;

(iii)	was independently developed by the Receiving Party without use of or access to Confidential Information of the Disclosing Party; or

(iv)	is obtained by the Receiving Party from a third party without confidentiality obligation.

(b)	Either Party may disclose Confidential Information: (i) as necessary to comply with any local laws; the valid order of the court, tribunal or other judicial body with competent jurisdiction; or the lawful order of any competent law enforcement agency; and (ii) in confidence to such Party’s legal advisors, accountants, bankers, or financing sources as necessary in connection with obtaining services and/or financing from such third parties. In the event that a Receiving Party is required to disclose Confidential Information under the circumstances set forth in Section 7.3(b)(i), the Receiving Party shall provide the Disclosing Party with reasonable prior notice to allow the Disclosing Party to contest such order or requirement.

7.4	Injunctive Relief. In the event of the Receiving Party breaches its confidential obligations, the Disclosing Party shall be entitled to obtain equitable relief without having to prove monetary damages, in addition to any other rights or remedies provided by this AGREEMENT or otherwise available at law or in equity.

7.5	Any breach of the confidentiality obligation provided in this Section 7 by any AFFILIATES, or an AUTHORIZED COMPANY shall be deemed a breach by the LICENSEE.

Section 8. DISCLAIMER

8.1	Anything contained in this Agreement to the contrary notwithstanding, the obligations of the parties hereto shall be subject to all laws, both present and future, of any Government having jurisdiction over the parties hereto, and to orders, regulations, directions or requests of any such Government, or any department, agency or corporation thereof, and to war, acts of public enemies, strikes or other labor disturbances, fires, floods, acts of God, or any causes of like or different kind beyond the control of the parties and, except as hereinafter provided in this Section 8.1, the parties hereto shall be excused from any failure to perform any obligation hereunder to the extent such failure is caused by any such law, order, regulation, direction, request or contingency. Notwithstanding the foregoing, LICENSEE shall not be excused by any such law, order, regulation, direction, request or contingency from its obligations to furnish the statements and to make the payments provided for in Section 3 and Section 4 of this Agreement; nevertheless, if any of such law, order, regulation, direction, request, contingency or any situation which can not be controlled by LICENSEE and prevents LICENSEE from performing its obligation provided in Section 3 & 4 and 8.3 of this AGREEMENT in accordance with the method and schedule set forth herein. LICENSEE shall not be held in breach of this AGREEMENT and shall be exempted from any liability arising thereof.

8.2	MPS shall not be held responsible by LICENSEE for the validity of LICENSED PATENTS, should such validity be contested by third parties or should any patents not issue or be prematurely terminated for any cause whatsoever.

8.3	Nothing herein shall be construed as:

(a)	a warranty or representation that anything made or used under any license granted hereunder is or will be free from infringement of patents of third persons;

(b)	a warranty or representation that any of the LICENSED PATENTS are valid or enforceable;

(c)	a requirement that either party shall file or maintain any patent application, secure any patent, or maintain any patent in force;

(d)	an obligation to bring or prosecute actions or suits against third parties for infringement of any patent; or

(e)	conferring a right to use in advertising, publicity, or otherwise any trademark, trade name, trade dress or other name of MPS and its Subsidiaries.

Section 9. PROPRIETARY RIGHTS

All Patents, inventions, designs, manufacturing processes and engineering and other proprietary information MPS owns and later licenses or provides to LICENSEE to implement this AGREEMENT shall be and remain the legal property of MPS. Subject to Section 6, LICENSEE shall have no rights under, and shall cease to use the LICENSED PATENTS upon termination of this Agreement, and will promptly return to MPS any and all drawings, specifications, and all other information furnished by MPS to LICENSEE.

Section 10. MISCELLANEOUS

10.1	This Agreement constitutes the entire agreement of the parties and supercedes all prior agreements and discussions of the parties, and may not be amended unless agreed by both parties in writing.

10.2	The rights and obligations of this AGREEMENT may not be transferred, delegated or assigned in whole or in part by either party without the prior written consent of the other. Any change of control, merger, acquisition or other sale or transfer of all or substantially all of the business, stock or assets of LICENSEE shall be considered an assignment of this AGREEMENT. Any actual or attempted transfer, delegation or assignment without the prior written consent of the other party shall be null and void, and shall result in immediate termination of this AGREEMENT.

10.3	The parties hereto shall keep the terms and conditions of this Agreement (except the existence of this Agreement) confidential and shall not divulge the same or any part thereof to any third party except:

(a)	with the prior written consent of the other party; or

(b)	to any governmental body having jurisdiction to request and to read the same; or

(c)	as otherwise may be required by law or legal process; or

(d)	to legal counsel representing either party; or

(e)	as required for review by the competent authorities of the R.O.C. or the U.S. Government.

10.4	Nothing in this Agreement shall be construed to create an association, trust or partnership by and between the parties.

10.5	This Agreement is construed and governed by the laws of the State of California, U.S.A. without giving effect to its conflict of law provisions.

10.6	The parties hereto shall use their best efforts to resolve by mutual agreement any disputes, controversies or differences which may arise from, under, out of or in connection with this Agreement. In event of any such disputes, controversies or differences arose between parties and cannot be settled between the parties hereto, all such disputes shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three arbitrators in accordance with such rules. Each party shall nominate one arbitrator for confirmation by the competent authority under the Rules (the “Appointing Authority”). Both arbitrators shall agree on a third arbitrator within thirty (30) days; should the two arbitrators fail to agree on the third arbitrator within such 30 day period, the third arbitrator shall be appointed by the Appointing Authority. The location of such arbitration shall be SINGAPORE]. The prevailing party in any suit under this Agreement shall recover all costs, expenses and reasonable attorney fees incurred in such action.

10.7	Any failure of either party to enforce, at any time or for any period of time, any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of such party thereafter to enforce such provisions.

10.8	If any provision of this Agreement is held invalid or unenforceable by court of competent jurisdiction, then the remaining provisions will nevertheless remain in full force and effect.

10.9	All notices required or permitted to be given hereunder shall be sent in writing to the address specified below or to such changed address as may have been previously notified in writing by the addressed party by certified or registered airmail, by facsimile, or by e-mail with return receipt or confirmation:

If to MPS: MPS Inc.

Address: No. 983 University Ave. Building D Los Gatos, CA 95032, U.S.A,

Attention to: Michael Hsing

Facsimile No.: (408) 357-6601

E-MAIL: Michael.Hsing@monolithicpower

If to LICENSEE: Beyond Innovation Technology Co., Ltd.

Address: 5F, No. 136, Sec. 3, Nanjing E. Road, Taipei, Taiwan, R.O.C.

Attention to: Wayne Chiang

Facsimile No. :#886-2 -277 8-1050

E-MAIL: wayne_chiang@bitek.com.tw

Unless otherwise proven, each such notice given by either party hereto shall be deemed to have been arrived at other party while the sending party receives the return receipt or confirmation.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in duplicate on the date below written.

MPS		LICENSEE

By:	Michael Hsing /s/ Michael Hsing	By:	Wayne Chiang /s/ Wayne Chiang
Title:	President & CEO	Title:	President
Date:	7/30/04	Date:

EXHIBIT A

1.	BIT 3105 High Efficiency ZVS CCFL Controller (hereinafter referred to as “BIT3105”).

2.	BIT 3105P High Efficiency ZVS CCFL Controller (hereinafter referred to as “BIT3105P”).

3.	BIT 3105Q High Efficiency ZVS CCFL Controller (hereinafter referred to as “BIT3105Q”).

4.	BIT 3106 High Efficiency Dual ZVS CCFL Controller (hereinafter referred to as “BIT3106”).

5.	BIT 3106A High Efficiency Dual ZVS CCFL Controller (hereinafter referred to as “BIT3106A”).

6.	BIT 31068 High Efficiency Dual ZVS CCFL Controller (hereinafter referred to as “BIT31068”)

7.	BIT 3107 High Efficiency ZVS CCFL Controller (hereinafter referred to as “BIT3107”).

EXHIBIT B

1.	[*]

2.	[*]

3.	[*]

4.	[*]

5.	[*]

EXHIBIT C

1.	The applicable rate for the foregoing running royalty shall be:

BIT3105/3105P/3105Q/3107: [*] for each unit

BIT3106/3106A/3106B: [*] for each unit

In addition, Royalty fee [*] and [*] is under the condition of Section 4.4, All taxes, duties and other governmental or administrative charges and levies of any kind whatever (except taxes based upon the net income of MPS) resulting from or otherwise arising out of any license granted hereunder or out of this Agreement, including but not limited to property, sales, use, value-added, withholding or other taxes which may be payable or collectible at the date hereof or in the future by MPS as a result of this Agreement shall be the responsibility of the LICENSEE. If the above taxes, duties and other governmental or administrative charges become the responsibility of MPS, the royalty fee would changed to be [*] and [*].

EXHIBIT D

AUTHORIZED COMPANIES:

1.	[*]

2.	[*]